Exhibit 21.1

SUBSIDIARIES OF SOUTHCREST FINANCIAL GROUP, INC.

Bank of Upson
(Organized under the laws of the State of Georgia)

The First National Bank of Polk County
(Organized under the laws of the United States)

Peachtree Bank
(Organized under the laws of the State of Alabama)